Exhibit 10.1
SERVICES AGREEMENT

This Services Agreement (“Agreement”) is effective as of the 1st day of June, 2024 by and between Curiosity Inc., with an office located at 8484 Georgia Ave., Suite 700, Silver Spring, MD 20910 (“CS”), and Peter Westley, with offices located at 44 Via Los Altos, Tiburon, CA 94920 (“Service Provider”).

WHEREAS, Service Provider and CS desire to enter into an agreement for the performance by Service Provider of certain professional services and the granting of certain rights in connection with activities being conducted by CS.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    SERVICES: In consultation with and to the satisfaction of CS in CS’s sole but reasonable discretion, Service Provider will provide to CS strategic, finance, and management advisory services such as improved payment processing methods, evaluating potential investments or transactions, transitioning his knowledge and duties as former CFO of CS and similar or related services in each case as may be reasonably requested by CS (“Services”) in accordance with the “Standard Terms and Conditions” and “Indemnification” attached hereto as Exhibit A and Annex A, respectively, and incorporated by reference. Service Provider may also provide additional Services upon request by CS (the “Additional Services”). Any such Additional Services shall be negotiated between the parties and evidenced by one or more “Additional Services Exhibits” that shall set forth such Additional Services and be attached to this Agreement as amendments.
2.    STANDARD: Service Provider acknowledges and understands that the provision of Services and any Additional Services set forth in any Additional Services Exhibits shall be in a professional and timely manner. The Company acknowledges that it is not relying on the advice of Service Provider for tax, legal or accounting matters and will rely on the advice of its own professionals and advisors for such matters and will make an independent analysis and decision regarding any transaction based upon the Services. Furthermore, CS will remain solely responsible for the commercial assumptions on which any financial advice provided by Service Provider is based and for any decision to proceed with any transaction.

3.    COMPENSATION: Service Provider’s compensation shall be in the form of continued vesting of outstanding and unvested restricted stock units (“RSUs”) in CS’s parent company, CuriosityStream Inc. (“Parent”), pursuant to Parent’s Omnibus Incentive Plan (“Plan”) and an Equity Incentive Agreement to be provided (together, the “Equity Documents”) as more specifically set forth in Exhibit B attached hereto and incorporated by reference. Service Provider’s compensation shall be governed solely by the Equity Documents and in the event of any conflict or inconsistency between the Equity Documents and this Agreement the terms and conditions of the Equity Documents shall prevail. CS shall also reimburse Service Provider for reasonable and pre-approved in writing out-of-pocket expenses incurred in connection with the performance of the Services. Notwithstanding the foregoing, expenses for mileage, parking, meals and time spent by Service Provider traveling to and from CS facilities shall not be reimbursable.

4.    AGREEMENT:     This Agreement, including the “Standard Terms and Conditions” set forth in Exhibit A, Annex A, Exhibit B and any Additional Services Exhibits attached hereto contains the entire understanding and supersedes all prior understandings among the parties relating to the subject matter herein and the subject matter of any Additional Services Exhibit attached hereto, and this Agreement cannot be changed except in a writing executed by both parties. The Agreement may be signed in counterparts and signed or transmitted electronically or manually.

The parties shall indicate their acceptance of this entire Agreement by signing in the spaces provided for below.

ACCEPTED AND AGREED:
SERVICE PROVIDER	EIN for 1099:
Sign: /s/ Peter Westley	Cell Phone #:
Peter Westley	Email Address:

CURIOSITY INC.
By: /s/ Tia Cudahy
Tia Cudahy, Chief Operating Officer

EXHIBIT A
STANDARD TERMS AND CONDITIONS

1.    WORK FOR HIRE/ASSIGNMENT OF RIGHTS/USE OF INFORMATION: In consideration of the compensation set forth herein, any and all material of whatever kind or nature, at any time heretofore or hereafter written, composed, created, designed, developed, added, submitted, furnished or interpolated by Service Provider pursuant to this Agreement (including, without limitation, all ideas, concepts, suggestions, source code, tooling, programs and data created for CS or otherwise created for this agreement, literary material and other material, whether in writing or not in writing, and in whatever stage of completion), and all of the results and proceeds of Service Provider’s Services at any time rendered or to be rendered under this Agreement (all such material and all such results and proceeds being referred to collectively as the “Results and Proceeds”) shall be deemed “works-made-for-hire” for CS within the meaning of the United States copyright law, with CS being the sole author and owner of all rights thereof, including, but not limited to, all copyrights and all extensions and renewals of copyrights. Notwithstanding the foregoing, the Company recognizes and confirms that Service Provider in acting pursuant to this engagement will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that Service Provider does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company agrees to furnish or cause to be furnished to Service Provider (subject to the confidentiality obligations set forth herein) all necessary or appropriate information for use in its engagement and hereby warrants that any information relating to the Company or its affiliates or any transaction related thereto that is furnished to Service Provider by or on behalf of the Company will be true and correct in all material respects and not misleading by omission or otherwise and that every statement of opinion, intention or expectation therein by the Company will be honestly held. The Company agrees that any information or advice rendered by Service Provider or any of its representatives in connection with this engagement is for the confidential use of the Company only in its evaluation of a transaction and the Company will not, and will not permit any third party to, use it for any other purpose or disclose or otherwise refer to such advice or information, or to Service Provider, in any manner without Service Provider’s prior written consent. The Company acknowledges that Service Provider has been retained hereunder solely as an advisor to the Company, and not as an advisor to or agent of any other person, and that the engagement of Service Provider is as an independent contractor and not in any other capacity including as a fiduciary. Neither this agreement nor Service Provider’s performance hereunder nor any previous or existing relationship between Service Provider and the Company will be deemed to create any fiduciary relationship. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against Service Provider.
2.    WARRANTIES: Service Provider represents and warrants to CS that Service Provider is fully authorized to enter into and perform its obligations under this Agreement.
3.    SURVIVING OBLIGATIONS: The parties’ representations, warranties and confidentiality obligations (subject to specific termination provisions herein) shall remain in effect following the termination or expiration of this Agreement, and any such termination or expiration shall have no effect on the rights in the Results and Proceeds granted to CS.
4.    ASSIGNMENT: Service Provider may not assign this Agreement or any of its obligations to any third party, it being understood that Service Provider’s services are unique and non-fungible in nature.
5.    CONFIDENTIALITY; NO INSIDER TRADING: In addition to the duties imposed by criminal and civil statutes, including applicable state trade secrets laws, federal patent and copyright law, and the Economic Espionage Act, for a period of one year following termination or expiration of this Agreement, Service Provider shall exercise all reasonable care to preserve and protect any financial, business or personal information it may use, learn or otherwise come across in the course of providing the Services, from any unauthorized use, disclosure, or theft. The restrictions on use and disclosure of such confidential information referenced above in this Agreement (“Confidential Information”) will not apply to the extent that the Confidential Information: (i) is or becomes generally available to the public through no fault of Service Provider or anyone acting on its behalf; (ii) is obtained by Service Provider from a third party who may rightfully transfer and disclose the information without restriction and without any obligation to keep it confidential; (iii) was previously rightfully known to the Service Provider without any obligation to keep it confidential; (iv) is independently developed by Service Provider or anyone acting on its behalf without reference to, access to, or reliance on such Confidential Information; or (v) is otherwise agreed upon in writing by the parties not to be subject to the restrictions in this Agreement. For purposes of this Agreement, “reasonable care” shall be at least the level of care and discretion that is used by Service Provider to protect its own or its third party customers’ most confidential trade secrets or information. Upon expiration or termination of this Agreement, Service Provider must return to CS all confidential information, all originals and copies, embodied in any physical form. Notwithstanding the foregoing, Service Provider will not be required to return or destroy any Confidential Information that: (i) Service Provider is required to retain by law or regulation or in accordance with its normal course internal record retention procedures; or (ii) is retained by Service Provider in any back-up tapes or similar media for recovery purposes. Any such Confidential Information retained by Service Provider in accordance with this paragraph will remain subject to the obligations set forth in this Agreement Service Provider hereby acknowledges that it is aware and will advise its representatives who are provided with any Confidential Information, that United States securities laws prohibit any person who has received material, non-public information from purchasing or selling securities of an issuer whose stock may be affected by such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
6.    STANDARD OF CONDUCT: [INTENTIONALLY LEFT BLANK].
7.    NON-DISPARAGEMENT RESERVING RIGHTS: Service Provider shall not disparage CS or its current or former members, parents or affiliated entities, or the members, directors, officers, employees, agents or representatives of any of the foregoing, or make, issue, support or publish any communication of a derogatory nature with respect to any of them. Service Provider takes all of the foregoing actions fully aware of Service Provider’s rights with respect thereto under the laws of the United States (and any State thereof) and under laws governing outside of the United States and voluntarily waives such rights, subject only to making truthful statements or disclosing confidential information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency or entity, (ii) cooperating with or participating in any investigation by a governmental agency or entity, (iii) filing a charge or complaint with or reporting possible violations of federal or state law or regulation to any governmental agency or entity (including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board), or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, and Service Provider does not need the prior authorization of CS to make any such reports or disclosures and is not required to notify CS of having made such reports or disclosures, or (iv) lawfully reporting waste, fraud or abuse to a designated investigative or law enforcement representative of a government agency or entity authorized to receive such information; (v) disclosing to anyone factual information related to claims of sexual assault, harassment or discrimination, including retaliation for reporting sexual assault, harassment or discrimination (if any); or (vi) discussing or disclosing working conditions, labor issues or the terms and conditions of employment at CS, or engaging in any other protected activity under the National Labor Relations Act.   Service Provider is also hereby notified that federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  See 18 U.S.C. § 1833(b)(1).  Service Provider is also notified that federal law provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, subject to certain limitations.  See 18 U.S.C. § 1833(b)(2).  Nothing in this Agreement is intended in any way to limit such statutory rights. CS agrees, in turn, that it will not, and it will direct its officers and the members of its board of directors not to, make cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of Service Provider.
8.    TERMINATION: CS or Service Provider may terminate this Agreement for reason of breach by the other party immediately upon providing written notice thereof. In addition, if Service Provider is convicted of any crime or offense, fails or refuses to comply with a written policy or reasonable directive of CS, or is guilty of serious misconduct in connection with performance hereunder, CS may terminate this Agreement immediately upon providing written notice. CS or Service Provider may terminate this Agreement for any reason or no reason upon providing one (1) days written notice thereof. In the event of termination of this Agreement or a specific Additional Services Exhibit, CS shall be the sole owner of all Results and Proceeds created by Service Provider as of the date of such termination, and Service Provider will immediately deliver all Results and Proceeds to CS.
9.    INDEMNITY: See Annex A attached hereto and incorporated by reference.
10.    INSURANCE: Service Provider shall obtain and maintain at all times the types and levels of insurance coverage that conform to best industry practices, provided that such coverage must be at least sufficient to meet Service Provider’s indemnification obligations hereunder.
11.    MISCELLANEOUS:
(a)    Force Majeure: Neither party shall be liable to the other in the event of a force majeure, including, but not limited to, act of war or terrorism, strike, equipment failure, change in law, fire, earthquake or any other cause that is beyond a party’s reasonable control (“Force Majeure”). CS shall have the right to suspend this Agreement during an event of Force Majeure and shall have the right, but not the obligation, to extend any portion of this Agreement and/or any Additional Services Exhibit by the length of any such suspension. CS shall have the right, but not the obligation, to terminate this Agreement without any further obligation to Service Provider in the event of a Force Majeure that lasts for a period of five (5) days in aggregate.
(b)    No Implied Waiver: No failure or delay in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right or privilege.
I    No Violation of Law: If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner that shall render it valid and enforceable. The invalidity or unenforceability of any such provision shall have no effect on the validity or enforceability of any other provision of this Agreement.
(d)    Choice of Law and Submission to Jurisdiction: This Agreement shall be governed by applicable federal law and by the laws of the State of Delaware applicable to contracts entered into and to be wholly performed within such jurisdiction. Service Provider and CS hereby submit and consent to the exclusive jurisdiction of the State and federal courts located in such jurisdiction.
(e)    Remedy at Law: Rights and remedies granted to CS and Service Provider hereunder are cumulative. The exercise of one shall not diminish or affect any other right or remedy at law or in equity provided under this Agreement. Service Provider’s sole remedy under this Agreement shall be an action at law for damages, it being understood that in no event shall either party be liable to the other for any lost or prospective profits or any other special, punitive, exemplary, consequential, incidental or indirect losses or damages (in tort, contract or otherwise) under or in respect of this Agreement. Service Provider shall not be entitled to equitable relief. CS shall be entitled to equitable relief only in connection with a breach of Section 5 above.
(f)    Independent Contractor: Service Provider and the Company each acknowledges and agrees that, notwithstanding Service Provider’s former status as a full-time employee of CS beginning May 21, 2022 and ending May 31, 2024, Service Provider is an independent contractor and that Service Provider's employees and agents, if any, are not employees or agents of CS for any purpose and that CS is not responsible to Service Provider for any federal, state or local withholding or employer taxation obligations, social security benefits or unemployment compensation related to the services performed under this Agreement. Service Provider further represents and warrants that Service Provider qualifies as an independent contractor under the provisions of the Internal Revenue Code and its common law rules and is filing all required forms and making all necessary payments appropriate to Service Provider’s independent-contractor tax status. This Agreement shall not be interpreted or construed to create an employment relationship, an association, agency, joint venture or partnership among the parties or to impose any liability attributable to such a relationship upon any party.
(7)Taxes: [INTENTIONALLLY LEFT BLANK].
12.    OBLIGATIONS UNDER SUBSEQUENT ADDITIONAL SERVICES EXHIBITS: Service Provider acknowledges and agrees that any Additional Services Exhibit to this Agreement may be entered into by any CS-Related Entity in accordance with paragraph 4 above. With respect to any Additional Services contemplated in any such Additional Services Exhibit and with respect to any CS-Related Entity executing such Additional Services Exhibit, all of the rights and obligations under this Agreement shall be limited to the party executing that specific Additional Services Exhibit (i.e., the rights and obligations under the Agreement shall be limited to the CS-Related Entity specifically executing each Additional Services Exhibit).

Annex A/Indemnification

In connection with the engagement of Service Provider to assist the Company as described in the attached Services Agreement, including modifications or future additions to such engagement and related activities prior to the date of the Services Agreement (the “engagement”), the Company agrees that it will indemnify and hold harmless Service Provider and its affiliates and their respective directors, officers, agents and employees and each other person controlling Service Provider or any of its affiliates (each, an “indemnified party”), to the full extent lawful, from and against any losses, expenses, claims or proceedings (collectively, “losses”) (i) related to or arising out of (A) the contents of oral or written information provided by the Company, its affiliates and their respective employees or its other agents, which information either the Company or Service Provider provides to any actual or potential parties, or (B) any other action or failure to act by the Company, its affiliates and their respective employees or its other agents or by Service Provider or any indemnified party in accordance with and at the Company’s request or with the Company’s consent, or (ii) otherwise related to or arising out of the engagement or any transaction or conduct in connection therewith, except that this clause (ii) shall not apply to the extent such losses have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party. The Company further agrees that no indemnified party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its affiliates, creditors or security holders for or in connection with the engagement or any actual or proposed transactions or other conduct in connection therewith except to the extent such losses incurred by the Company have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party.

The Company agrees that it will not, without the prior written consent of Service Provider, settle any pending or threatened claim or proceeding related to or arising out of the engagement or any actual or proposed transactions or other conduct in connection therewith (in cases where Service Provider or its affiliated indemnified party(s) is a party to such claim or proceeding) unless such settlement includes a provision unconditionally releasing Service Provider and such other indemnified party(s) from all liability in respect of claims by any releasing party related to or arising out of the engagement or any transactions or conduct in connection therewith, such consent not to be unreasonably withheld or delayed. Service Provider will not settle any claims or actions for which it seeks indemnification or contribution hereunder without the consent of the Company, not to be unreasonably withheld. The Company will also promptly reimburse each indemnified party for all reasonable expenses (including reasonable counsel fees and expenses) incurred by such indemnified party in connection with investigating, preparing for, defending, or providing evidence in, any pending or threatened claim or proceeding in respect of which indemnification or contribution is owed hereunder or in enforcing this Annex A.

Exhibit B - Compensation

In consideration for performance of the Services hereunder, and subject to Mr. Westley’s continued service through each applicable vesting date, Mr. Westley will continue to hold certain RSUs that are unvested as of May 31, 2024 as specified below (the “One Year Unvested RSUs”) and such One Year Unvested RSUs shall continue to vest in accordance with the schedule set forth below:

       - 37,104 RSUs that would vest on 5/21/25;
       - 7,834 RSUs that would vest on 4/22/25; and
       - 72,068 RSUs that would vest on 5/21/25

Notwithstanding the foregoing, in the event of the termination of the Agreement by CS for any reason other than failure by Mr. Westley to perform the Services in good faith, Mr. Westley shall be entitled to proportional vesting of the One Year Unvested RSUs specified above based on days elapsed from June 1, 2024 through the date of termination as a fraction of the period from June 1, 2024 through the applicable vesting date.

For clarity, under the Plan and in the absence of this Agreement, the One Year Unvested RSUs would have been cancelled on Mr. Westley’s last day of employment, May 31, 2024. In addition, it is understood that the remaining unvested RSUs held by Mr. Westley (37,104 RSUs that would have vested on 5/21/26; 7,834 RSUs that would have vested on 4/22/26; and 72,067 RSUs that would have vested on 5/21/26, collectively the “Two Year Unvested RSUs”) will be cancelled on Mr. Westley’s last day of employment, May 31, 2024. (For the avoidance of doubt, half of Mr. Wesley’s unvested RSUs will be cancelled on the last day of employment, and the other half, specified above, shall remain eligible to vest based on and subject to continued service.)

The parties further acknowledge and agree the One Year Unvested RSUs could be cancelled upon termination of this Agreement pursuant to Para. 8 of Exhibit A or treated differently as may be provided in the Equity Documents (e.g., accelerated upon a change in control) prior to any vesting date. In the absence of such earlier termination or acceleration, and acknowledging this Agreement can be terminated by either party for any reason at any time, Mr. Westley will hold the One Year Unvested RSUs until vested.